As filed with the Securities and Exchange Commission

on June 25, 2003

Registration No. 333-32516

Registration No. 333-106411

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

ALCOA INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	25-0317820
(State of Incorporation)	(I.R.S. Employer Identification No.)

201 Isabella Street, Alcoa Corporate Center,

Pittsburgh, Pennsylvania 15212-5858

(Address of principal executive office, including zip code)

ALCOA SAVINGS PLAN FOR BARGAINING EMPLOYEES

ALCOA SAVINGS PLAN FOR NON-BARGAINING EMPLOYEES

ALCOA SAVINGS PLAN FOR SUBSIDIARY AND AFFILIATE EMPLOYEES

(Full Title of Plans)

Lawrence R. Purtell

Executive Vice President and General Counsel

390 Park Avenue,

New York, New York 10022-4608

(Name and address of agent for service)

Telephone number of agent for service (212) 836-2650

EXPLANATORY NOTE

This Amendment No. 1 to the Registration Statements on Form S-8 is being filed for the purpose of adding the Alcoa Savings Plan for Subsidiary and Affiliate Employees offering Alcoa Inc. (“Alcoa”) common stock, par value $1.00 per share, and plan interests to employees of participating subsidiaries and affiliates of Alcoa. This Amendment No. 1 incorporates by reference the contents of Registration Statement on Form S-8 (File No. 333-32516) and Registration Statement on Form S-8 (File No. 333-106411), each to the extent not modified by this Amendment No. 1.

With this filing, the following plans are covered by these Registration Statements, each with the respective number of shares allocated from the aggregate amount originally registered under Registration Statement No. 333-32516 and Registration Statement No. 333-106411, as adjusted for the 2-for-1 stock split effective June 9, 2000:

Plan Name	Post-Split Shares Allocated
Alcoa Savings Plan for Bargaining Employees	4,860,000
Alcoa Savings Plan for Non-Bargaining Employees	14,740,000
Alcoa Savings Plan for Subsidiary and Affiliate Employees	4,000,000

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The Securities and Exchange Commission (SEC) allows Alcoa to “incorporate by reference” in this registration statement the information in the documents that it files with the SEC, which means that Alcoa can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this registration statement, and information in documents that Alcoa files later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this registration statement. Alcoa incorporates by reference in this registration statement the documents listed below and any future filings that it or the Plans may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) until all of the securities that may be offered by this registration statement are sold, except that Alcoa is not incorporating by reference any information that is not deemed to be filed under those sections.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003;

•	Current Report on Form 8-K filed on May 6, 2003; and

•	Annual Reports on Form 11-K of the Plans for the most recent fiscal year.

Alcoa will furnish without charge to you, upon written or oral request, a copy of any or all of the documents described above, except for exhibits to those documents, unless the exhibits are specifically incorporated by reference into those documents. Requests for copies should be addressed to:

Alcoa Inc.

Attention: Investor Relations

390 Park Avenue

New York, New York 10022-4608

Telephone: (212) 836-2674

ITEM 4. DESCRIPTION OF SECURITIES

The Common Stock is registered under the Exchange Act and listed on the New York Stock Exchange and various foreign exchanges.

Set forth below is a description of the Common Stock. The following statements are summaries of, and are subject to the detailed provisions of, Alcoa’s Articles of Incorporation and By-laws and to the relevant provisions of the Pennsylvania Business Corporation Law.

Alcoa currently has 1,800,000,000 shares of authorized Common Stock, par value $1.00 per share.

Holders of Common Stock will receive dividends when and as declared by the Board of Directors of Alcoa. However, no dividend will be declared or paid on Common Stock if any Alcoa preferred stock is outstanding, unless all dividends accrued on all classes of Alcoa preferred stock and the current quarter yearly dividend on the Alcoa $3.75 Cumulative Serial Preferred Stock have been paid or declared and a sum sufficient for payment has been set apart.

Holders of Common Stock have one vote per share.

Upon any liquidation, dissolution, or winding up of Alcoa, whether voluntary or involuntary, after payments to holders of Alcoa preferred stock in an amount fixed by the Board of Directors of Alcoa, plus accrued dividends, the remaining assets of Alcoa belong to and will be divided among the holders of Common Stock. The consolidation or merger of Alcoa with or into any other corporation(s) or a share exchange or division involving Alcoa pursuant to applicable law is not a liquidation, dissolution, or winding up of Alcoa under the Alcoa Articles.

Holders of Common Stock have no right to participate in any right of subscription to any increased or additional capital stock of Alcoa.

Common Stock does not have any applicable conversion, redemption, or sinking fund provisions and is not liable to further call or assessment by Alcoa. All issued and outstanding shares of Common Stock are paid fully and are non-assessable.

The Alcoa Articles provide for a classified Board of Directors, divided into three classes as nearly equal as possible, with each class serving a staggered three-year term. The Articles provide that shareholders voting 80 percent of the votes that would be entitled to be cast at an annual election of directors may remove directors, with or without cause. They also provide that vacancies are to be filled only by a majority vote of the remaining directors, unless a vacancy resulted because of a vote of the shareholders, in which case the shareholders may fill the vacancy.

A shareholder wishing to nominate directors at an annual meeting of Alcoa shareholders must provide written notice at least 90 days before the anniversary date of the prior year’s meeting.

The Alcoa Articles require the approval of 80 percent of the votes entitled to be cast in order to amend the provisions in the Alcoa Articles relating to the classification of the Board of Directors, nomination of directors, removal of directors, and certain other matters.

The Alcoa Articles provide that, unless a stock repurchase is made in either a tender offer or exchange offer for a class of capital stock that is made available to all holders of the class on the same basis, or in an open market purchase program approved by Alcoa’s Board of Directors, Alcoa may not repurchase stock from a shareholder who owns five percent or more of Alcoa’s voting stock at prices greater than the current fair market value without the affirmative vote of a majority of shares held by persons other than such five percent shareholder.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Incorporated by reference to Registration Statement No. 333-32516 and Registration Statement No. 333-106411.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article V of the By-laws of Alcoa provides that Alcoa shall indemnify, under specified circumstances, persons who were or are directors, officers or employees of Alcoa or who served or serve other business entities at the request of Alcoa. Under these By-law provisions, a person who is wholly successful in defending a claim will be indemnified for any reasonable expenses. To the extent a person is not successful in defending a claim, reasonable expenses of the defense and any liability incurred are to be indemnified under these provisions only where independent legal counsel or other disinterested person selected by the Board of Directors determines that such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of Alcoa, and in addition with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct of such person was unlawful. Any expense incurred with respect to any claim may be advanced by Alcoa if the recipient agrees to repay such amount if it is ultimately determined that such recipient is not to be indemnified pursuant to Article V.

The foregoing By-law provisions generally parallel Sections 1741 and 1745 of the Pennsylvania Business Corporation Law (“BCL”). Section 1746 and the By-laws both also provide that the indemnification provided for therein shall not be deemed exclusive of any other rights to which those seeking indemnification may otherwise be entitled.

Section 1746 of the BCL and the By-laws provide for increased indemnification protections for directors, officers and others. Indemnification may be provided by Pennsylvania corporations in any case except where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

Section 1713 of the BCL also sets forth a framework whereby Pennsylvania corporations, with the approval of the shareholders, may limit the personal liability of directors for monetary damages except where the act or omission giving rise to a claim constitutes self-dealing, willful misconduct or recklessness. The section does not apply to a director’s responsibility or liability under a criminal or tax statute and may not apply to liability under Federal statutes, such as the Federal securities laws.

Alcoa’s Articles and By-laws were amended by the shareholders to implement the increased protections made available to directors under the BCL as described in the preceding paragraph. Article VIII of the By-laws provides that, except as prohibited by law, every director of Alcoa shall be entitled as of right to be indemnified by Alcoa for expenses and any and all liability paid or incurred by such person by reason of such person being or having been a director of Alcoa. Expenses incurred with respect to any claim may be advanced by Alcoa, subject to certain exceptions. The shareholders have also approved a form of indemnity agreement. Alcoa has entered into such an indemnity agreement with each of its current directors.

Alcoa has purchased a three-year liability insurance policy with an aggregate limit of $100 million, with certain specified deductible amounts, for liability of directors and officers and reimbursement to Alcoa for indemnification provided to directors and officers. The policy has an expiration date of October 1, 2003 and provides liability insurance and reimbursement coverage for Alcoa, and its directors and officers that is permitted by the laws of Pennsylvania referred to above.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS

Exhibit Number	Description

(4)(a)	Articles of Incorporation of Alcoa, as amended (incorporated by reference to Exhibit 3(a) to Alcoa’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2000).

(4)(b)	By-laws of Alcoa, as amended (incorporated by reference to Exhibit 3 to Alcoa’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002).

(5)(a)	Opinion of Denis A. Demblowski*

(5)(b)	Opinion of Thomas F. Seligson*

(15)	Letter regarding unaudited interim financial information.

(23)(a)	Consent of PricewaterhouseCoopers LLP.

(23)(b)	Consent of Counsel (included as part of Exhibits 5(a) and 5(b))*.

*	Filed previously

ITEM 9. UNDERTAKINGS

Incorporated by reference to Registration Statement No. 333-32516 and Registration Statement No. 333-106411.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933 and the provisions of Rule 478 of the Securities and Exchange Commission promulgated thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, the State of New York, on this 25th day of June 2003.

ALCOA INC.

By     /s/ Lawrence R. Purtell

Lawrence R. Purtell

Executive Vice President and General Counsel

(Agent for Service named in the Registration Statement)

The Plans. Pursuant to the requirements of the Securities Act of 1933, the Benefits Management Committee has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, the State of New York, on this 25th day of June 2003.

Alcoa Inc. Benefits Management Committee

By: /s/ Richard B. Kelson

        Richard B. Kelson, Member

By: /s/ A. Hamish Petrie

        A. Hamish Petrie, Member

By: /s/ William B. Plummer

        William B. Plummer, Member

INDEX TO EXHIBITS

Exhibit Number	Description

(4)(a)	Articles of Incorporation of Alcoa, as amended (incorporated by reference to Exhibit 3(a) to Alcoa’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2000).

(4)(b)	By-laws of Alcoa, as amended (incorporated by reference to Exhibit 3 to Alcoa’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002).

(5)(a)	Opinion of Denis A. Demblowski*

(5)(b)	Opinion of Thomas F. Seligson*

(15)	Letter regarding unaudited interim financial information.

(23)(a)	Consent of PricewaterhouseCoopers LLP.

(23)(b)	Consent of Counsel (included as part of Exhibits 5(a) and 5(b))*.

*	Filed previously